Exhibit 99.1

March 19, 2009
FOR IMMEDIATE RELEASE

VERSAR, INC. ANNOUNCES NEW MIDDLE EAST JOINT VENTURE

Offices
Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Tempe, AZ
Sacramento, CA

Outside the U.S.
Kabul, Afghanistan
Baghdad, Iraq
Erbil, Iraq
Abu Dhabi, UAE
Manila, PH

Springfield, VA – Thursday, March 19, 2009 – Versar, Inc. (NYSE Alternext US: VSR) today announced that its international subsidiary, VIAP, Inc. has entered into a joint venture with Technical Resources International Limited to create a business venture that will provide program and project  management services to private and governmental entities in the United Arab Emirates and other Gulf Cooperation Countries.  This new company, VIAP Technical Resources Limited, will be owned 50% by VIAP and 50% by Technical Resources International Limited and will be headquartered in Abu Dhabi. The parties intend that VIAP Technical Resources Limited will officially start operations around July 1, 2009, at which time it is expected to have work under program and project management contracts worth approximately $6 million.

Technical Resources International Limited specializes in environmental services and has offices located in the United Kingdom, Amman, Jordan and Baghdad, Iraq.

VIAP, Inc., Versar’s international business subsidiary, has offices in Abu Dhabi, UAE, Baghdad, Iraq, Kabul, Afganistan, Manila, Philippines and Denver, Colorado.

Dr. Ted Prociv, President and CEO of Versar said, “With this new venture Versar is engaging in a new approach to our international growth, pursuing business with a partner having established inroads in selected markets. VIAP Technical Resources Limited brings world class program and project management services to the Middle East, an important area of the world for our global growth strategy.  This venture allows us to further grow and diversify our business in the UAE and ultimately become a major participant in that part of the world.”  Mr. Ali Jaffar, President of Technical Resources International Limited, said, “This new business relationship allows VIAP Technical Resources to quickly become a provider of world class project and program management services throughout the GCC. With our knowledge of the market conditions coupled with the professional services provided by VIAP, we look forward to developing a successful and profitable business in a very short period of time.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; http://www.viap.com and http://www.dtaps.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 27, 2008.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	James Dobbs	(703) 642-6712
Senior Vice President
Email: jdobbs@versar.com

Investor Relations Contact:	Andrew J. Kaplan	(732) 747-0702
Barry Kaplan Associates
623 River Road
Fair Haven, NJ 07704
Email: smallkap@aol.com